Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNGING FIRM

We consent to the incorporation by reference in Registration Statements 333-188208 on Form S-8 of LaPorte Bancorp, Inc. of our report relating to the statement of net assets available for benefits as of December 31, 2013 of the Savings Plan for Employees of The LaPorte Savings Bank (the “Plan”) dated June 25, 2014 appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2014.

Crowe Horwath LLP

South Bend, Indiana
June 26, 2015